Exhibit 8.1

Blake, Cassels & Gradyon LLP

Barristers & Solicitors

Patent & Trademark Agents

595 Burrard Street, P.O. Box 49314

Suite 2600, Three Bentall Centre

Vancouver BC V7X 1L3 Canada

Tel: 604-631-3300 Fax; 604-631-3309

[●], 2022

Zymeworks Delaware Inc.

108 Patriot Drive, Suite A

Middletown, Delaware

19709 U.S.A

Re:	Zymeworks Delaware Inc. Form S-4 Registration Statement - Canadian Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as counsel to Zymeworks Delaware Inc., a Delaware corporation (the “Parent”), in connection with the transactions contemplated by (i) the Transaction Agreement, dated as of July 14, 2022 (the “Agreement”), entered into by and among Zymeworks Inc., a British Columbia company (“Company”), Zymeworks CallCo ULC, a British Columbia unlimited liability company and a direct, wholly-owned subsidiary of Parent (“Callco”), Zymeworks ExchangeCo Ltd., a British Columbia corporation and a direct-wholly owned subsidiary of Callco (“ExchangeCo”), and the Company, and (ii) the Plan of Arrangement Under Section 288 of the Business Corporations Act (British Columbia) concerning the Company as filed with the Supreme Court of British Columbia (the “Plan of Arrangement”). Pursuant to the Agreement and the Plan of Arrangement, among other transactions, Parent will issue to Company Shareholders, at their election and subject to applicable eligibility criteria, for each Company Common Share, either (a) one share of Parent common stock, par value $0.00001 per share (the “Delaware Common Stock”) or (b) one exchangeable share (the “Exchangeable Share”) in the capital of ExchangeCo, subject to a cap on the aggregate number of Exchangeable Shares that is equal to 18% of (1) the number of Company Common Shares issued and outstanding, less (2) the number of Company Common Shares held by any Company Shareholders who exercise their dissent rights as described in the Plan of Arrangement (the “Exchangeable Share Cap”) (such transactions, together, the “Share Exchange”). At your request, and in connection with the filing of the Registration Statement (File No. 333-[●]) of the Parent on Form S-4 filed on [●], 2022 with the Securities and Exchange Commission (the “Registration Statement”), we are rendering our opinion concerning certain Canadian federal income tax matters. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

This opinion is being delivered in connection with the Registration Statement and certain Canadian federal income tax aspects of the Redomicile Transactions as defined therein, and will appear as an exhibit to the Registration Statement.

In rendering our opinion, we have reviewed the Registration Statement and such other documents and information, and have made such other investigations, as we have considered necessary or relevant for purposes of rendering our opinion. In our examination, we have assumed, without independent verification, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms, and (vii) the statements concerning the Redomicile Transactions provided in the Registration Statement (including, without limitation, their respective exhibits) are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time. In addition, in rendering our opinion, we have relied upon, without independent verification, facts and representations that have been provided or made to us by you and your agents which we assume are, and will continue to be, true, correct and complete.

The opinion set forth below is based on the Income Tax Act (Canada), as amended, the regulations thereunder, all specific proposals to amend the Income Tax Act (Canada) publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, and our understanding of the current published administrative practices and assessing policies of the Canada Revenue Agency. Each of these authorities is subject to change, and such changes could apply retroactively. Any changes in law or the facts regarding the Redomicile Transactions, or any inaccuracy in the facts or representations on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. We express our opinion below only as to those matters specifically provided below and no opinion should be inferred as to tax consequences under any provincial or foreign law, or with respect to other areas of Canadian federal taxation.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement (including those under the heading “Certain Canadian Federal Income Tax Considerations” therein), the discussion set forth under the heading “Certain Canadian Federal Income Tax Considerations” in the Registration Statement, insofar as it expresses conclusions as to the application of Canadian federal income tax law, is our opinion.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of the opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement.

Yours very truly,

[●]

BLAKE, CASSELS & GRAYDON LLP